Exhibit - 16

August 8, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: Planetlink Communications, Inc.
File No. 000-31763

Commissioners:

We have read the statements made by Planetlink Communications, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Planetlink Communications, Inc. Form 8-K report dated August 5, 2005. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K.

Very truly yours,

/s/ Russell Bedford Stefanou Mirchandani LLP